Exhibit 4.9

SECURITYHOLDERS AGREEMENT

relating to

LUFAX HOLDING LTD

(陆金所控股有限公司)

DATED 30 SEPTEMBER 2020

BY AND AMONG

AN KE TECHNOLOGY COMPANY LIMITED

CHINA PING AN INSURANCE OVERSEAS (HOLDINGS) LIMITED

TUN KUNG COMPANY LIMITED

- and –

PARTIES LISTED IN SCHEDULE 1

- and -

LUFAX HOLDING LTD

(陆金所控股有限公司)

TABLE OF CONTENTS

CLAUSE		PAGE
1.	DEFINITIONS	2

2.	EFFECTIVENESS	7

3.	THE BOARD OF DIRECTORS	7

4.	POWERS OF THE BOARD AND BOARD RESOLUTIONS	8

5.	REMUNERATION FOR DIRECTORS	9

6.	MANAGEMENT OF THE COMPANY	9

7.	ACCESS TO INFORMATION	10

8.	COVENANTS BY THE COMPANY	11

9.	RIGHT TO SUBSCRIBE FOR NEW SECURITIES	13

10.	TRANSFER OF NOTES	14

11.	COMPLETION OF TRANSFER OF NOTES	19

12.	TERMINATION	20

13.	QUALIFIED LISTING	20

14.	ANNOUNCEMENTS AND CONFIDENTIALITY	21

15.	ADDITIONAL COVENANTS BY THE PARTIES	22

16.	NO PARTNERSHIP	24

17.	ARTICLES	24

18.	SUCCESSORS IN TITLE	24

19.	AMENDMENT AND WAIVER	24

20.	TIME OF ESSENCE	24

21.	NOTICES	25

22.	SEVERABILITY	26

23.	COUNTERPARTS	26

24.	COSTS	26

25.	ENTIRE AGREEMENT	26

26.	FORCE MAJEURE	26

27.	GOVERNING LAW AND DISPUTE RESOLUTION	27

28.	THIRD PARTY RIGHTS	27

SCHEDULE 1: INVESTORS OF THE COMPANY		21

SCHEDULE 2: DEED OF ADHERENCE		23

SCHEDULE 3: FORM OF LOCK UP LETTER		24

SCHEDULE 4: FORM OF ARTICLES IN CONNECTION WITH QUALIFIED LISTING		25

THIS SECURITYHOLDERS AGREEMENT (this “Agreement”) is made on 30 September 2020

BY AND AMONG:

(1)	AN KE TECHNOLOGY COMPANY LIMITED, a company registered in Hong Kong with number [***] whose registered office is at [***] (“An Ke”);

(2)	CHINA PING AN INSURANCE OVERSEAS (HOLDINGS) LIMITED, a company registered in Hong Kong with number [***] whose registered office is at [***] (“PAO”);

An Ke and PAO are collectively referred to as the “Ping An Shareholders”;

(3)	TUN KUNG COMPANY LIMITED, a company registered in the British Virgin Islands with number [***] whose registered office is at [***] (“Tun Kung”);

(4)	Investors Listed in Schedule 1 (collectively referred to as “Investors” and each an “Investor”); and

(5)

LUFAX HOLDING LTD (陆金所控股有限公司), an exempted company registered in the Cayman Islands whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company”),

(each, a “Party” and, collectively, the “Parties”). Each person which executes and delivers a counterpart signature page to this Agreement as an “Additional Investor” after the date hereof prior to the Additional Investor Deadline (as such term is defined in the Securities Exchange Agreement) is referred to herein as an “Additional Investor” and shall thereupon be deemed to have entered into, and be party to, this Agreement, and the terms “Investor” and “Investors” and “Party” and “Parties” shall thereafter be construed accordingly to include such Additional Investor and Additional Investors, respectively, and Schedule 1 hereto shall be deemed amended to include each Additional Investor and its respective information, including without limitation the principal amount and type of Notes subscribed for by such Additional Investor pursuant to the Securities Exchange Agreement.

RECITALS

A

Pursuant to the Securities Exchange Agreement dated 23 September 2020 by and among the Company and the Investors (the “Securities Exchange Agreement”), each Investor has agreed to, severally but not jointly, transfer to the Company, such Investor’s Class C Ordinary Shares and in consideration for which the Company has agreed to issue to such Investor one or more convertible promissory notes in the form attached in Schedule 2 Part A of the Securities Exchange Agreement (each, an “Automatically Convertible Note” and collectively, the “Automatically Convertible Notes”) and/or Schedule 2 Part B of the Securities Exchange Agreement (each, an “Optionally Convertible Note” and collectively, the “Optionally Convertible Notes”; and together with the Automatically Convertible Notes each, a “Note” and collectively, the “Notes”), of such type and in such principal amount as set forth opposite such Investor’s name in Schedule 1.

B

In connection with the consummation of the transactions contemplated by the Securities Exchange Agreement, (i) the amended and restated shareholders agreement entered into among the Company and the Shareholders on 31 January 2019, as amended from time to time (the “Shareholders Agreement”) shall terminate in respect of each Investor pursuant to clause 16.2 of the Shareholders Agreement, and (ii) the Investors, Tun Kung, the Ping An Shareholders and the Company desire to operate and manage the Company and other Group Companies in accordance with the terms and conditions of this Agreement.

IT IS ACCORDINGLY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement unless the context requires otherwise:

“A-round Lead Investor” means Key Horizon Limited, a company incorporated and existing under the laws of British Virgin Islands.

“Affiliate” has the meaning given in clause 9.5.

“Affiliate-Transferee” has the meaning given in clause 10.4.1.

“Affiliate-Transferor” has the meaning given in clause 10.4.1.

“Articles” means the fourth amended and restated memorandum and the seventh amended and restated articles of association of the Company in the agreed form and to be adopted effective on or prior to the date hereof.

“as-converted” or “as-converted basis” means for purposes of this Agreement and the Articles only, with respect to each Note, the number of Class A Ordinary Shares equal to the quotient of the outstanding principal amount of such Note divided by the OCN Conversion Price and, where expressed by reference to any shareholding percentage, such percentage shall be calculated by reference to the aggregate holding of Shares as if all Notes had been converted into Shares on the foregoing basis.

“Board” means the board of directors of the Company from time to time.

“Board Committees” has the meaning given in clause 6.1.1.

“Business Day” means a day (which for these purposes ends at 5.30 p.m. local time) on which banks are open for commercial business in the Cayman Islands, Qatar, Hong Kong and China other than a Friday, Saturday, Sunday or a public holiday.

“Class A Ordinary Shares” means the class A ordinary Shares of USD $0.00001 each in the capital of the Company, each having the rights and preferences set forth in the Articles and the Shareholders Agreement, or any such class A ordinary Shares that have been re-classified to ordinary shares.

“Class B Ordinary Shares” means the class B ordinary Shares of USD $0.00001 each in the capital of the Company, each having the rights and preferences set forth in the Articles and the Shareholders Agreement.

“Class C Ordinary Shares” means the class C ordinary Shares of USD $0.00001 each in the capital of the Company, each having the rights and preferences set forth in the Articles and the Shareholders Agreement.

“Closing” means the Closing (as defined in the Securities Exchange Agreement) that first occurs after the date of the Securities Exchange Agreement.

“Closing Date” means the Closing Date (as defined in the Securities Exchange Agreement) that first occurs after the date of the Securities Exchange Agreement.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Company ESOP” means the Company’s employee stock option plan duly approved by the Board on 12 December 2014 and as amended from time to time.

“Company Phase II ESOP” means the Company’s employee stock option plan duly approved by the Board on 21 August 2015 and as amended from time to time.

“Company PSU Plan” means the Company’s employee performance share unit plan approved by the board of directors of the Company on 4 September 2019 and as amended from time to time.

“Confidential Information” means any information of a confidential or commercially sensitive nature (however stored), whether or not marked as such, relating to the business, customers or financial or other affairs of any Shareholder, Investor or Group Company.

“control” has the meaning given in clause 9.5.

“Conversion Shares” means the Class A Ordinary Shares issued upon any conversion of any Note in accordance with the terms and conditions set out therein.

“Conversion Price” has the meaning given under the relevant Convertible Promissory Note.

“Convertible Promissory Notes” means, together: (a) the USD1,015,976,000 0.7375% convertible promissory note issued by the Company to PAO on 8 October 2015; and (b) the USD937,824,000 0.7375% convertible promissory note issued by the Company to PAO and subsequently transferred to An Ke, in each case on 8 October 2015, and in each case, as amended pursuant to the Amendment and Supplemental Agreement to the Share Purchase Agreement and the Convertible Notes dated as of August 31, 2020 among the Company and the Ping An Shareholders, and each a “Convertible Promissory Note”.

“C-round Investor” means each person listed in Part 3 of Schedule 1 to the Shareholders Agreement.

“C-round Lead Investor” means F3 Holding LLC.

“C-round Lead Investor Affiliate” means DIC Holding LLC.

“C-round Share Subscription Agreement” means the share subscription agreement dated 6 September 2018, as amended as of 27 November 2018 and 27 December 2018 and as may be amended from time to time thereafter in accordance with its terms, entered into by each of the C-round Investors and the Company.

“Current Valuation” means the aggregate valuation of the Company from time to time calculated by reference to the price per Share paid by Shareholders as part of the latest issue of Shares by the Company and the number of Shares on a Fully-Diluted Basis; as at the date of this Agreement, the Current Valuation shall be the Subscription Price paid by each of the C-round Investors under the C-round Share Subscription Agreement multiplied by the aggregate number of Shares on a Fully-Diluted Basis.

“days” means calendar days, provided that, except as otherwise set forth herein, if any period of days set forth herein shall expire on any day which is not a Business Day, such period shall be automatically extended to the next occurring Business Day.

“Deed of Adherence” means the deed of adherence in the agreed form as set out in Schedule 2 to this Agreement.

“Director” means a director of the Company.

“ESOP Shares” means the 20,644,803 Class A Ordinary Shares or the economic interests thereof allotted to beneficiaries of the Company ESOP, held by Tun Kung.

“Event of Default” has the meaning given in any Notes.

“Excess Sale Note” has the meaning given in clause 10.2.3(i).

“First Scheduled Meeting” has the meaning given in clause 4.4.

“Fully-Diluted Basis” means all outstanding Shares assuming the issuance of all Shares issuable upon conversion or exercise of any outstanding convertible securities of the Company, including without limitation, the Notes, the Convertible Promissory Notes and all Class A Ordinary Shares reserved for issuance pursuant to the Company ESOP, the Company Phase II ESOP and the Company PSU Plan, provided that in respect of the Notes, the number of Shares under this definition shall be deemed to refer to the number of Class A Ordinary Shares equal to the quotient of the outstanding principal amount of such Note divided by the OCN Conversion Price.

“Fully-Subscribing Party” has the meaning given in clause 9.2.

“Group Company” and “Group Companies” means, individually and collectively, the Company and its Subsidiaries from time to time.

“HKIAC” has the meaning given in clause 27.2.

“HKIAC Rules” has the meaning given in clause 27.2.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“IFRS” means International Financial Reporting Standards.

“Lanbang” means Lanbang Investment Company Limited.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, listing rule, decree, official policy or interpretation of any nation or government or any province or state, municipal or local or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, stock or securities exchange and any self-regulatory organization.

“Linzhi” means Linzhi Jinsheng Investment Company Limited.

“OCN Conversion Price” means US$30.0731262411229 per Class A Ordinary Share, as may be adjusted pursuant to section 10 of the Optionally Convertible Notes.

“Offer” has the meaning given in clause 10.2.3(i).

“Offer Closing Date” has the meaning given in clause 10.2.3.

“Partially-Subscribing Party” has the meaning given in clause 9.2.

“Ping An Group” means Ping An Insurance (Group) Company of China, Ltd. and its Subsidiaries.

“Ping An Transactions” means collectively certain transactions between An Ke and/or its designated Affiliate, and certain direct or indirect shareholder(s) of Tun Kung pursuant to which An Ke and/or its designated Affiliate have been:

(a)	granted certain call option(s) pursuant to call option agreement(s) (“Option Contracts”) to indirectly acquire 173,744,733 Class A Ordinary Shares (“Ping An Call Option”); and

(b)	given one or more share mortgage(s)/charge(s) over certain shares of Tun Kung or its shareholder as security for their performance under the Option Contracts,

in each case on a Fully-Diluted Basis after taking into account the Shares held by the Investors, and, for avoidance of doubt, the exercise of the Ping An Call Option will not dilute any Investor’s shareholding in the Company.

“PRC” or “China” means the People’s Republic of China which for the purposes of this Agreement excludes Hong Kong, the Macao Special Administrative Region of the PRC and Taiwan.

“Purchase Notice” has the meaning given in clause 10.2.3.

“Qualified Listing” has the meaning given in clause 13.1.

“Right of First Offer” has the meaning given in clause 10.2.1.

“RMB” means renminbi, the lawful currency of the PRC.

“Sale Note” has the meaning given in clause 10.2.1.

“Second Scheduled Meeting” has the meaning given in clause 4.4.

“Shareholder” means any holder of any Shares.

“Shareholders Meeting” means the Shareholders’ general meeting of the Company.

“Shares” means collectively the ordinary shares (including Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares) in the share capital of the Company.

“Share Swap” means the Transfer of their respective Shares in the Company by Tongjun, Lanbang and Linzhi to Tun Kung in exchange for shares in Tun Kung reflecting proportionally their existing shareholding in the Company completed on 27 November 2015.

“Significant C-round Investors” means the C-round Lead Investor, the C-round Lead Investor Affiliate and each other Investor which (together with any of its Affiliates) holds any Note or Notes with an aggregate outstanding principal amount of at least USD 150 million, each, a “Significant C-round Investor”.

“Significant Subsidiary” means any Subsidiary of the Company which, by reference to the latest accounts available as at the date of the relevant transaction, had profits representing more than twenty per cent (20%) of the profits of the Group Companies as a whole.

“Subscription Notice” has the meaning given in clause 9.1.

“Subscription Price” has the meaning given under the C-round Share Subscription Agreement.

“Subsidiary” means, as to any person, any person (A) of which such first person directly or indirectly owns securities or other equity interests representing more than fifty per cent (50%) of the aggregate voting power, (B) of which such first person possesses the right to elect more than fifty per cent (50%) of the directors or persons holding similar positions through contractual arrangements (including without limitation variable interest entity (VIE) arrangements) or otherwise, (C) which such first person otherwise controls through contractual arrangements or otherwise (including without limitation variable interest entity (VIE) arrangements) or (D) the financial position and results of operation of which such first person could be consolidated if preparing financial statements under the IFRS.

“Third Party” has the meaning given in clause 10.2.7.

“Tongjun” means Tongjun Investment Company Limited.

“Transaction Documents” means collectively this Agreement, the Securities Exchange Agreement, the Notes, the Articles, and other agreements designated as such by the Parties.

“Transfer” means, with respect to any securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Transfer Notice” has the meaning given in clause 10.2.2.

“Transferring Investor” has the meaning given in clause 10.2.1.

“USD” means United States dollars, the lawful currency of the United States of America.

1.2	In this Agreement where the context admits:

1.2.1	reference to a clause, paragraph or schedule is to a clause, paragraph or schedule of or to this Agreement respectively;

1.2.2	reference to the Parties to this Agreement includes their respective successors and permitted assigns;

1.2.3	reference to any gender includes the other gender;

1.2.4	reference to persons includes bodies corporate or unincorporated;

1.2.5	reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.6	the index and headings are for ease of reference only and will not affect the construction or interpretation of this Agreement;

1.2.7	words denoting the singular include the plural and vice versa;

1.2.8

general words shall not be given a restrictive meaning by reason of their being preceded or following by words indicating a particular class of matters or by examples falling within the general words and, accordingly, any phrase introduced by the terms “other”, “including”, “including without limitation”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding them;

1.2.9

where a sum is stated in RMB it will be deemed, where appropriate, to be a reference to a sum in USD having an equivalent value using the middle rate for converting RMB into USD published by the People’s Bank of China on one (1) Business Day prior to the date upon which such comparison is made; and

1.2.10	this Agreement incorporates the schedules to it.

2.	EFFECTIVENESS

This Agreement shall enter into effect upon the consummation of Closing.

3.	THE BOARD OF DIRECTORS

3.1

Unless otherwise agreed between the Investors and the Shareholders in accordance with this Agreement, the Shareholders Agreement and the Articles, the Board shall comprise twelve (12) members as follows:

3.1.1	ten (10) Directors appointed by (i) the Board or (ii) the Shareholders by ordinary resolution;

3.1.2	one (1) Director appointed by the A-round Lead Investor for so long as its shareholding percentage in the Company is no less than one per cent (1%) on a Fully-Diluted Basis; and

3.1.3

one (1) Director appointed by the C-round Lead Investor (the “C-round Lead Investor Director”) for so long as its as-converted shareholding percentage in the Company, when aggregated with the shareholding of the C-round Lead Investor Affiliate and any of their respective Affiliates, is no less than zero point five per cent (0.5%) on a Fully-Diluted Basis.

The C-round Lead Investor shall undertake such actions as necessary to enable the appointment of the C-round Lead Investor Director and its replacement pursuant to clause 3.1.3. The appointment of the C-round Lead Investor Director shall take effect immediately upon receipt by the Company of a written notice of appointment from the C-round Lead Investor together with a consent to act from the C-round Lead Investor Director.

Subject to applicable Laws, the Board shall, and the Ping An Shareholders and Tun Kung shall use such lawful means as within their powers to procure that the Directors appointed by the Board pursuant to clause 3.1.1 shall, and the C-round Lead Investor shall procure that the C-round Lead Investor Director shall, pass such resolutions and take such other actions as are necessary to give effect to each appointment made pursuant to this clause 3.1. The Parties acknowledge and agree that all actions approved or implemented by or at the Board meeting or the Shareholders Meeting shall, to the maximum extent permitted by applicable Laws, be concurrently approved and implemented at the shareholder or board level, as appropriate, of each of the Group Companies, and the Parties shall take all necessary actions to promptly effect such approval and implementation.

3.2

The C-round Lead Investor Director appointed pursuant to clause 3.1.3 shall hold office at the discretion of the C-round Lead Investor and shall cease to hold office only when written notice removing the C-round Lead Investor Director issued by the C-round Lead Investor is received at the registered office of the Company; accordingly, the C-round Lead Investor removing the C-round Lead Investor Director shall be responsible for, and shall indemnify the Company against, any claim by the C-round Lead Investor Director for unfair or wrongful dismissal arising out of his removal from office.

3.3	The Directors appointed by the Board or the Shareholders pursuant to clause 3.1.1 may be removed by the Shareholders by ordinary resolution.

3.4

Subject to applicable Laws, the Company shall purchase and maintain insurance for the benefit of each Director against any liability incurred by such Director in his or her capacity as a Director and indemnifying such Director in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director may be guilty in relation to the Company or any Subsidiary thereof. For the avoidance of doubt, references in this clause 3.3 to any Director include any alternate director appointed by such Director in accordance with the Articles.

4.	POWERS OF THE BOARD AND BOARD RESOLUTIONS

4.1	Every Director shall have one vote. Board meetings shall be convened and proceeded in accordance with the Companies Law, the Articles and this Agreement.

4.2

Except for the matters to be otherwise determined and approved as required by applicable Laws, the Articles or this Agreement, the business and affairs of the Company shall be managed and approved by the Board in accordance with applicable Laws, the Articles or this Agreement.

4.3

Save for the matters submitted to the Second Scheduled Meeting in accordance with clause 4.4 or the matters approved by written resolution of the Board in accordance with clause 4.5, all matters submitted to the Board shall be passed at a properly convened Board meeting by affirmative vote of at least seven (7) Directors attending in person or by an alternate director or by proxy appointed pursuant to the Articles in accordance with the Companies Law and the Articles. In the event of a voting deadlock of the Board of Directors with respect to any matter pertaining to the Company, the chairman presiding at the Board meeting shall have the right to cast a tie-breaking vote.

4.4

The quorum for Board meetings shall be eight (8) Directors attending in person or by an alternate director or by proxy appointed pursuant to the Articles. If quorum is not reached within thirty (30) minutes after the scheduled meeting time (the “First Scheduled Meeting”), the chairman presiding at the Board meeting shall, on the day following the First Scheduled Meeting, notify all Directors to attend a re-convened Board meeting at the specified time and date (being not more than five (5) days after the first-scheduled date) (the “Second Scheduled Meeting”). If a quorum is still not reached at the Second Scheduled Meeting, then the Directors attending in person or by an alternate director or by proxy appointed pursuant to the Articles at the Second Scheduled Meeting shall be deemed to constitute a quorum and all matters submitted to the Board at the Second Scheduled Meeting shall be passed by the affirmative vote of a simple majority of the Directors attending in person or by an alternate director or by proxy appointed pursuant to the Articles in accordance with the Companies Law and the Articles.

4.5

Any matters which may be passed by resolution of the Directors may, without a Board meeting and without any previous notice being required, be approved by written resolution in accordance with this clause 4.5 and the Articles. Any written resolution must be signed by all of the Directors (in as many counterparts as may be necessary).

4.6

The Company shall make available telephonic, electronic or other communication facilities or means to Directors as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

4.7

Save for the Second Scheduled Meeting convened under clause 4.4, no Board meeting shall be convened on less than ten (10) days’ notice. Notwithstanding the foresaid, a meeting of the Board shall be deemed to be duly and validly convened, notwithstanding that it is called by shorter or irregular notice, if all the Directors entitled to receive notice and attend the meeting have so agreed.

5.	REMUNERATION FOR DIRECTORS

The Company may reimburse the Directors for reasonable fees incurred in the course of discharging their duties as a Director, including without limitation travel expenses, as it sees fit.

6.	MANAGEMENT OF THE COMPANY

6.1	Board Committees

6.1.1	The Board has the power to establish board committees (the “Board Committees”) and has established the following Board Committees as of the date hereof:

6.1.1.1	Audit Board Committee;

6.1.1.2	Nomination and Remuneration Board Committee; and

6.1.1.3	Risk Management Committee.

6.1.2	The Board may establish other Board Committees from time to time as it deems appropriate.

6.1.3	The composition of the Board Committees shall be determined by the Board.

6.1.4

The Board shall determine the roles, responsibilities and scope of authority of each of the Board Committees, provided that, with respect to the Audit Board Committee, the Board shall procure that the following information be submitted to the Audit Board Committee for review:

6.1.4.1

management accounts (including balance sheet and profit and loss statement plus relevant key performance indicators) together with reconciliation to IFRS of the Company and other Group Companies, on a quarterly basis, within thirty (30) days after the end of each calendar quarter; and

6.1.4.2

reviewed unaudited interim financial statements (including balance sheet, profit and loss statement and cashflow statement) together with reconciliation to IFRS of the Company and other Group Companies within sixty (60) days after each period end.

6.2	Management Structure

The Board shall determine senior management positions and business departments of the Company in accordance with the Company’s operational and management needs. The senior management staff of the Company shall be appointed and replaced by the Board, and their terms of office shall be terms considered as appropriate by the Board.

7.	ACCESS TO INFORMATION

7.1	Subject to the terms of this Agreement, the Company shall, in a timely manner:

7.1.1

prepare and, after approval by the Board, submit to each Investor, as long as (i) such Investor continues to own, directly or indirectly, a Note or Notes representing not less than zero point one two five per cent (0.125%) of the Company’s issued and outstanding Shares on a Fully-Diluted Basis, or (ii) such information is reasonably required by such Investor or any of its respective controlling Affiliates to comply with any applicable Law resulting from the listing or quotation of such person’s securities on any stock or securities exchange, annual budgets (including without limitation full profit and loss accounts, balance sheets/statements of financial position and cashflow statements) prior to the start of each financial year commencing after the Closing Date;

7.1.2

prepare and, after approval by the Board, submit to each Investor, as long as (i) such Investor continues to own, directly or indirectly, a Note or Notes representing not less than zero point one two five per cent (0.125%) of the Company’s issued and outstanding Shares on a Fully-Diluted Basis, or (ii) such information is reasonably required by such Investor or any of its controlling Affiliates to comply with any applicable Law resulting from the listing or quotation of such person’s securities on any stock or securities exchange) (i) audited annual financial statements of the Company within ninety (90) days after the end of the relevant period; (ii) unaudited semi-annual management financial statements of the Company within sixty (60) days after the end of the relevant period; (iii) unaudited quarterly management financial statements of the Company within forty-five (45) days after the end of the relevant period; and (iv) upon request, unaudited monthly management accounts as soon as reasonably practicable after the end of the relevant month;

7.1.3

prepare and, after approval by the Board, submit to each Investor, as long as (i) such Investor continues to own, directly or indirectly, a Note or Notes representing not less than zero point one two five per cent (0.125%) of the Company’s issued and outstanding Shares on a Fully-Diluted Basis, or (ii) such information is reasonably required by such Investor or any of its controlling Affiliates to comply with any applicable Law resulting from the listing or quotation of such person’s securities on any stock or securities exchange, quarterly reports in respect of all material related party transactions (as defined in clause 8.2.1(ii) below) carried out by the Group Companies which have been entered into other than in the ordinary and usual course of business, in each case within forty-five (45) days after the end of the relevant period;

7.1.4

submit to each Investor copies of all notices, circulars and other information which the Company provides to all of its Shareholders (including all notices and agenda of the general meetings of the Shareholders, provided that such Investor acknowledges and agrees that it will not be entitled to attend and vote at such meetings unless it is a Shareholder), on or as promptly as practicable after the date such notices, circulars and other information are provided to the Shareholders; and

7.1.5

allow the Investors and their duly authorised representatives to inspect the accounting books and records of the Company and any Subsidiary and to make extracts and copies at the expense of the inspecting Party.

7.2

Any information in relation to the Company and other Group Companies shall be considered as Confidential Information and any such information which the Board has approved for the purpose of sharing with the investors of the A-round Lead Investor shall also be considered as Confidential Information and may only be shared with any Investor provided that such Investor shall keep such information confidential and not disclose any such information to any third party.

8.	COVENANTS BY THE COMPANY

8.1

The Company undertakes with each of the Investors, so far as it lawfully may, to be bound by and comply with the terms and conditions of this Agreement and the Articles insofar as the same relate to the Company.

8.2	The Company shall not, and shall procure that no Group Company shall:

8.2.1

enter into, or agree to enter into, any contracts, arrangements or understandings with any of the Company’s or the Group Company’s related parties (in each case including without limitation their respective connected persons) unless:

(i)

such contract, arrangement or understanding is, or will be, entered into by the Company or the relevant Group Company on normal commercial terms or better for the Company or relevant Group Company; and

(ii)

subject to clause 8.2.3, all of the applicable percentage ratios, being the (A) assets ratio, (B) revenue ratio, (C) equity capital ratio (if applicable) and (D) consideration ratio, calculated in accordance with Chapter 14 of the Hong Kong Listing Rules (save that, for the consideration ratio, the Current Valuation shall be taken as the denominator) in respect of such contract, arrangement or understanding do not exceed five per cent (5%).

Where any of such percentage ratios exceeds zero point one per cent (0.1%) but all are less than five per cent (5%), such contract, arrangement or understanding shall constitute “material related party transactions” for the purposes of clause 7.1.3;

8.2.2	without the prior written approval of holders in aggregate of more than fifty per cent (50%) of the Shares held by the C-round Investors and the Investors (on an as-converted basis) taken as a whole:

(i)	in respect of any Significant Subsidiary, either:

(a)	dispose of, or agree to dispose of, thirty per cent (30%) or more of its shares, securities, voting rights or any other interests; or

(b)

issue, or agree to issue, such number of shares or other securities carrying voting or economic rights representing thirty per cent (30%) or more of its total fully diluted share capital or any other equity rights, in each case as part of one transaction or a series of related transactions, unless such disposal or issuance is made to a Group Company directly or indirectly (including by way of variable interest entity (VIE) arrangements) wholly-owned by the Company; or

(c)	amend, or agree to amend, any provision of any of the Convertible Promissory Notes which relates to, or is likely to impact, the Conversion Price.

8.2.3

Notwithstanding clause 8.2.1(ii), where any one or more of the applicable percentage ratios referred to therein exceed five per cent (5%), the Company (or the Group Company, as the case may be) shall be entitled to enter into, or agree to enter into, such contract, arrangement or understanding, provided that the Company has first obtained the prior written approval of holders in aggregate of more than fifty per cent (50%) of the Shares held by the Shareholders and the Investors (on an as-converted basis) taken as a whole, which do not have a material interest in such contract, arrangement or understanding. For the purposes of this clause 8.2.3 only, each of the Ping An Shareholders and Tun Kung (and each of their respective Affiliates) shall be considered to have a material interest in any contract, arrangement or understanding proposed to be entered into with:

(i)	any member of the Ping An Group;

(ii)	Tun Kung; and/or

(iii)	any of their respective Affiliates,

and, accordingly, shall not be entitled to approve such contract, arrangement or understanding in accordance with this clause 8.2.3.

9.	RIGHT TO SUBSCRIBE FOR NEW SECURITIES

9.1

Subject to and upon the Shareholders resolving to issue new shares or other securities in the Company, the Company shall issue a notice (the “Subscription Notice”) to each of the Investors. Each of the Investors (or, at the election of the relevant Investor, any of its Affiliates), together with the Shareholders, shall have the option (but not the obligation) at its own discretion to decide, within thirty (30) days upon receipt of the Subscription Notice, to subscribe for all or part of new shares or other securities in proportion to their as-converted shareholding percentage (the computation of which shall, in the case of Tun Kung, exclude the ESOP Shares) in the Company on the terms stated on the Subscription Notice. It is a condition of such subscription by an Affiliate of any Investor that such Affiliate shall provide evidence of its Affiliate relationship with the relevant Investor.

9.2

If any of the Investors (or their respective Affiliates, as the case may be) (each a “Partially-Subscribing Party”) does not choose to fully subscribe for its pro rata portion of the new shares or other securities, and any other Shareholder or Investor (or its Affiliate, as the case may be) (each a “Fully-Subscribing Party”) chooses to fully subscribe for its pro rata portion of the new shares or other securities, then the Fully-Subscribing Party shall have the option (but not the obligation) to subscribe for those new shares or other securities not already subscribed for by the Partially-Subscribing Party, in proportion to their relative as-converted shareholding percentage (the computation of which shall, in the case of Tun Kung, exclude the ESOP Shares) in the Company before issuance of the new shares or other securities and on the terms stated on the Subscription Notice.

9.3

In respect of any new shares or other securities that are not subscribed for following the aforementioned procedures, the Company shall have the right to issue and allot such new shares or other securities to any third parties on terms and conditions not more favourable than those stated on the Subscription Notice within one hundred and twenty (120) days from the earlier of (i) the lapse of the Subscription Notice, or (ii) the date the last Fully-Subscribing Party indicates its decision not to subscribe for the available new shares or other securities, provided that any such third party(ies) subscribing for such new shares or other securities shall execute a deed of adherence in the form approved by the Company.

9.4

If the Company (i) proposes to issue and allot the available new shares or other securities to third parties on terms and conditions more favourable than those stated in the Subscription Notice, or (ii) does not issue and allot the available new shares or other securities, the Company shall issue subscription notices to all Investors in respect of all new shares or other securities following the aforementioned procedures in this clause 9.

9.5

For the purposes of this Agreement, “Affiliate” means, with respect to a person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person; “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise or (ii) the ownership of more than fifty per cent (50%) of a person’s voting securities. For the purpose of this Agreement only: the Affiliates of the Shareholders do not include the Company; the Affiliates of the C-round Lead Investor shall be deemed to include the C-round Lead Investor Affiliate; the Affiliates of the C-round Lead Investor Affiliate shall be deemed to include the C-round Lead Investor.

9.6	For the purposes of this clause 9, new shares or securities do not include:

9.6.1	shares converted from the Company’s capital reserves (if applicable);

9.6.2	shares issued by the Company in connection with a Qualified Listing;

9.6.3	Notes issued by the Company pursuant to the Securities Exchange Agreement; or

9.6.4

shares or securities issued for the purposes of acquiring all or substantially all assets of another company or entity, or a merger representing fifty per cent (50%) or more of the voting rights, asset acquisition or other shares or securities for restructuring.

9.7

For the purposes of this clause 9, rights given to the Investors do not apply to the ESOP Shares and the Investors’ right under this clause 9 shall be determined by reference to the total issued Shares of the Company without taking into account the ESOP Shares.

10.	TRANSFER OF NOTES

10.1	Unless otherwise specified in this Agreement, on and after the Closing:

10.1.1	the Investors shall not Transfer any Notes in any way without complying with this clause 10;

10.1.2	no Notes may be Transferred to any person who is not already an Investor, unless the proposed transferee has executed a Deed of Adherence;

10.1.3

save for any Transfer required as part of the Company’s corporate restructuring to be conducted in connection with such Qualified Listing; provided that if, the Company proposes to conduct a Qualified Listing on the Hong Kong Stock Exchange, any Transfer of Notes pursuant to this clause 10 shall be completed prior to the date falling twenty-eight (28) clear days before the date of the first submission by the Company of its listing application to the Hong Kong Stock Exchange; provided further that, for the avoidance of doubt, upon the occurrence of any withdrawal, rejection, return or lapse of such Company’s listing application to the Hong Kong Stock Exchange, the right of any Investor to Transfer any Notes pursuant to this clause 10 shall be restored in its entirety; and

10.1.4

any Transfer of Notes not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

10.2	Transfer of Notes by Investors

10.2.1

Subject to clause 10.3, if any Investor (the “Transferring Investor”) intends to Transfer to any person on and after the date of this Agreement, other than to (i) an Affiliate of such Transferring Investor in accordance with clause 10.4 or (ii) any Ping An Shareholder, Tun Kung or any of their respective Affiliates, all or part of any principal amount of any Note held by such Transferring Investor (the “Sale Note”), each of the other Investors (the “Non-Transferring Investors”) shall have the right of first offer to purchase all or part of the Sale Note subject to, and in accordance with, this clause 10.2 (the “Right of First Offer”).

10.2.2	The Transferring Investor shall issue a notice (the “Transfer Notice”) to each of the Non-Transferring Investors of its intention to make a Transfer of the Sale Note.

10.2.3

If any Non-Transferring Investor wishes to purchase any of the Sale Note, it shall, within twenty (20) days of the date of the Transfer Notice (the “Offer Closing Date”), send a notice to the Transferring Investor (a “Purchase Notice”), which shall be irrevocable, containing:

(i)

an offer to purchase (a) such portion of the Sale Note as reflects the principal amount of the Notes then held by such Non-Transferring Investor as a proportion of the total principal amount of the Notes then held by all the Non-Transferring Investors and (b) any portion of the principal amount of the Sale Note for which the other Non-Transferring Investors do not make an offer (the “Excess Sale Note”) ((a) and (b) together, the “Offer”); and

(ii)	the terms on which such Non-Transferring Investor is prepared to make the Offer, including the consideration offered for the Sale Note.

10.2.4

If any Non-Transferring Investor does not wish to make an Offer, it may either: (i) send a notice to the Transferring Investor before the Offer Closing Date declining to make an Offer; or (ii) do nothing in which case, following the Offer Closing Date, it shall be considered not to have made an Offer. If any Non-Transferring Investor does not send a Purchase Notice on or before the Offer Closing Date to the Transferring Investor, the Offer of any other Non-Transferring Investor which has sent a Purchase Notice in accordance with clause 10.2.3 shall be deemed to include an offer to purchase the Excess Sale Note reflecting the principal amount of the Sale Note it offered to buy in such Purchase Notice as a proportion of the total principal amount of the Sale Note in respect of which Purchase Notices were sent in accordance with clause 10.2.3.

10.2.5

Within thirty (30) days of the Offer Closing Date, the Transferring Investor shall send a notice to any Non-Transferring Investor which has sent a Purchase Notice, indicating whether the Transferring Investor accepts its Offer and, in the case of acceptance, the principal amount of the Sale Note (including any Excess Sale Note) which that Non-Transferring Investor is obliged to buy under clause 10.2.3 and clause 10.2.4.

10.2.6	For the avoidance of doubt, the Transferring Investor shall not be obliged to accept any Offer.

10.2.7

Following the Offer Closing Date or, if later, the date the Transferring Investor has sent a notice to the final Non-Transferring Investor required to be notified pursuant to clause 10.2.5, the Transferring Investor shall be free to enter into a binding contract to sell any Sale Note in respect of which it has not received an Offer or (having received an Offer) accepted an Offer to any bona fide third party (the “Third Party”) within 180 days of the Offer Closing Date, provided that:

(i)

the price paid by the Third Party for each dollar unit of the principal amount of Sale Note is higher than the highest price offered for such dollar unit of the principal amount by any Non-Transferring Investor whose Offer was not accepted, provided that there shall be no minimum price if Offers are not made by any Non-Transferring Investor before the Offer Closing Date in respect of, in aggregate, at least the total principal amount of Sale Note set out in the Transfer Notice;

(ii)	the terms agreed with the Third Party are not more favourable to such Third Party than those offered by any Non-Transferring Investor whose Offer was not accepted; and

(iii)	the Third Party agrees to execute a Deed of Adherence.

10.2.8

If the Transferring Investor wishes to sell any Sale Note in accordance with clause 10.2.7, but any proviso to that clause is not satisfied, the Transferring Investor shall offer the Non-Transferring Investors the opportunity to match the terms agreed with the Third Party. If the Non-Transferring Investors do not make matching offers within thirty (30) days of such offer, the Transferring Investor shall be free to enter into a binding contract to sell the relevant Sale Note to the Third Party, provided that the Third Party agrees to enter into a Deed of Adherence in the form required by this Agreement.

10.3	Approval Required for Transfer of Notes

10.3.1	Subject to clause 10.4 and except for any Transfer to any Ping An Shareholder, Tun Kung or any of their respective Affiliates:

(i)	prior to the third (3rd) anniversary of the Closing Date, the Significant C-round Investors; and

(ii)	at any time, the Investors (other than the Significant C-round Investors),

in each case shall not be permitted to Transfer any of the Notes they hold without the written consent from the Ping An Shareholders and Tun Kung, for as long as the Ping An Shareholders and Tun Kung collectively hold a majority of the Shares then outstanding. Any reference to the Transfer of Notes in this clause 10.3 shall include any change in the direct or indirect beneficial interest in an Investor and this clause 10.3 shall apply accordingly. An Investor seeking to Transfer Notes pursuant to this clause 10.3.1 shall only be required to disclose information to the Ping An Shareholders and Tun Kung. Without prejudice to any other rights of any Party to this Agreement in respect of a breach of this clause 10.3.1, an Investor which has breached this clause 10.3 shall lose its rights to information under clause 7 of this Agreement and any other rights to financial and operating information of the Company, other than statutory rights.

10.3.2

Other than Transfers to Affiliates of Tun Kung in accordance with clause 14.5 of the Shareholders Agreement, if Tun Kung (or any of its Affiliates to which it has Transferred any Shares in accordance with clause 14.5 of the Shareholders Agreement) Transfers any Shares, within twenty (20) days after the date of such Transfer, it shall notify each of the Significant C-round Investors of the material details of such Transfer, including the class and number of Shares or other securities subject to such Transfer, the aggregate consideration payable for such Transfer (and the form thereof) and the identity of the purchaser of such Shares.

10.3.3	The provisions of clauses 10.2 and 10.3.1 shall not apply to any Investor if any Event of Default under such Investor’s Note has occurred.

10.4	Transfer to Affiliate

10.4.1

Notwithstanding anything in clauses 10.2 and 10.3 to the contrary, the Parties agree that the Investors are permitted to Transfer all or part of their respective Notes to one or multiple Affiliates of such Party (each an “Affiliate-Transferee”), provided that the relevant Investor (the “Affiliate-Transferor”) shall provide sufficient evidence to the Company in respect of the Affiliate relationship between it and its Affiliate-Transferee(s), and shall procure that such Affiliate-Transferee(s) shall accept in writing in accordance with clause 10.1.2 to be bound by this Agreement and the other Transaction Documents to which such Affiliate-Transferor is party, in each case as if it were a party thereto in respect of the rights and obligations of the Affiliate-Transferor (but, for the avoidance of doubt, if the Affiliate-Transferor is the C-round Lead Investor and such Affiliate-Transferor retains any Notes after such Transfer in accordance with this clause 10.4, the rights granted to the relevant Affiliate-Transferor under clause 3 shall only be exercisable by such Affiliate-Transferor and not by any of its respective Affiliate-Transferees). If such Affiliate-Transferee at any time ceases to be an Affiliate of the Affiliate-Transferor, such Affiliate-Transferee shall, prior to ceasing to be an Affiliate of such Affiliate-Transferor, Transfer the Notes held by it back to the Affiliate-Transferor or to another Affiliate of that Affiliate-Transferor, and in the case of a Transfer to another Affiliate, this clause 10.4.1 shall apply to such subsequent Transfer as if it were the original Transfer by the Affiliate-Transferor hereunder.

10.4.2

In addition, notwithstanding anything in any Transaction Document to the contrary and subject to clause 15.4, the Parties agree that Tun Kung is permitted to Transfer all or part of its shareholding in the Company to Lanbang, Tongjun and Linzhi to effect the unwinding of the Share Swap provided that Tun Kung shall provide reasonable prior notice to the Company and the Investors. Upon receiving such notice, the Ping An Shareholders and Investors shall enter into a securityholders agreement with Lanbang, Tongjun and Linzhi in substantially the same form as this Agreement.

10.4.3

For the purposes of this clause 10.4, any Transfer between the current beneficial owners of the same Investor as at the date of this Agreement shall be treated as a permitted Transfer under this clause 10.4.

10.5	“Market Stand off” Agreement

10.5.1

Subject to the remainder of this clause 10.5, each of the Investors hereby agrees that it will not, without the prior written consent of the Company or the underwriter(s) managing any Qualified Listing of the Company’s securities, for a period of:

10.5.1.1

six (6) months commencing from the earlier of (x) the date of closing of the Qualified Listing or (y) the date of the underwriting agreement entered into between the Company and the underwriter(s) managing the Qualified Listing (such earlier date, the “Lock-up Commencement Date”) with respect to fifty percent (50%) of the aggregate number of Conversion Shares issued upon conversion of any Automatically Convertible Note held by such Investor;

10.5.1.2

twelve (12) months commencing from the Lock-up Commencement Date with respect to the remaining fifty percent (50%) of the aggregate number of Conversion Shares issued upon conversion of any Automatically Convertible Note held by such Investor; and

10.5.1.3	twelve (12) months commencing from the Lock-up Commencement Date with respect to any Optionally Convertible Note held by such Investor or any Conversion Shares issued upon conversion of such Note, during such period, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, such Note or Conversion Shares, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for such Note or Conversion Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Note, Conversion Shares or other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such Note, Conversion Shares or other securities, in cash, or otherwise.

10.5.2	Clause 10.5.1 shall not apply to:

10.5.2.1

the transfer of any securities to (a) any trust for the direct or indirect benefit of each such Investor or any of its Affiliates, or (b) any Affiliate of such Investor, provided that the trustee of the trust or such Affiliate, as applicable, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; or

10.5.2.2

pledges of any Note, Conversion Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for any Note or Conversion Share as collateral in accordance with and subject to the terms and conditions of a loan agreement and any related pledge and security agreements existing on the date of the applicable underwriting agreement relating to the Qualified Listing, any subsequent foreclosure on such collateral securities pledged pursuant to such existing pledges in accordance with and subject to the terms and conditions of such loan agreement and any related pledge and security agreements, or any resale by the applicable lender parties of any such collateral securities pledged pursuant to such existing pledges (including Shares actually issued upon the conversion or exchange of such collateral securities in the event of any foreclosure or foreclosure sale) to a third party in a substantially concurrent transaction made pursuant to the provisions of the applicable loan agreement and any related pledge and security agreement.

10.5.3

Clause 10.5.1 shall be applicable to each Investor only if and to the extent all officers and directors of the Company are subject to the restrictions set forth in the form of the lock-up letter attached as Schedule 3 to this Agreement, and provided always that, if any of the Ping An Shareholders are subject to any lesser restrictions than those imposed on such Investor under clause 10.5.1, the Investors shall be automatically subject to such lesser restrictions.

10.5.4

Each of the Investors further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with any such registration that are consistent with this clause 10.5 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all the Shareholders and Investors subject to such agreements, based on the number of shares (including Conversion Shares) subject to such agreements.

10.5.5	Clause 10.5.1 shall not apply to any Investor if any Event of Default under such Investor’s Note has occurred or occurs.

10.5.6

Each of the Ping An Shareholders, with respect to all of the Shares held by such Shareholder immediately prior to the Qualified Listing, and Tun Kung, with respect to one-third of the Shares held by such Shareholder immediately prior to the Qualified Listing, hereby agrees that the same restrictions shall apply to such Shares as apply to any Investor’s Note or Conversion Shares under clause 10.5.1.3 for so long as any such Investor is subject to such restrictions, subject to the exceptions set forth in clause 10.5.2 and except for any transfers of any Shares by Tun Kung to any equity award grantee under, and pursuant to the terms of, the Company ESOP, the Company Phase II ESOP or the Company PSU Plan.

10.5.7

Notwithstanding anything herein to the contrary, the provisions of this clause 10.5 shall not apply to any shares purchased in the Qualified Listing or in the secondary market following the Qualified Listing.

10.6

Notwithstanding anything in this clause 10 to the contrary, the restrictions on Transfer set forth in this clause 10 shall not apply to any Transfer of any indirect equity interest in any Investor (i) by any passive limited partner of any investment fund which holds any equity interest in such Investor, provided always that such passive limited partner is not itself an Affiliate or connected person of the adviser, manager or general partner of that investment fund, or (ii) which is conducted on a public securities exchange or market.

11.	COMPLETION OF TRANSFER OF NOTES

11.1

Save as otherwise provided in this Agreement, a sale of any Note pursuant to this Agreement shall be completed in such place and on such date as the parties to such Note Transfer may agree provided that it is not less than ten (10) nor more than forty (40) days after the date upon which it becomes bound to sell or purchase the Notes.

11.2	In addition to any requirements under any additional agreements which may be entered into by the parties to the Note Transfer, at completion:

11.2.1	the purchaser shall pay to the selling Investor the purchase price in cash in USD except if the purchase price is settled by non-cash consideration in accordance with this Agreement; and

11.2.2	the selling Investor shall deliver to the purchaser:

11.2.2.1	a duly executed instrument of transfer of the Note to be sold;

11.2.2.2	the relevant Note;

11.2.2.3	any power of attorney or other authority under which the Transfer has been executed; and

11.2.2.4	letters of resignation from the selling Investor’s appointee Director (if applicable) waiving any claims they may have against the Company.

11.3	The selling Investor shall sell its Note as beneficial owner free from all encumbrances (other than as set out under this Agreement or the Articles).

11.4	In addition to any requirements under any additional agreements which may be entered into by the parties to the Note Transfer as conditions precedent to a Transfer of such Note:

11.4.1	the purchaser shall pay, or shall procure that the Company shall pay, to the selling Investor all outstanding liabilities owing by the Company to the selling Investor; and

11.4.2

the Director and officers who have been appointed by the selling Investor shall, upon the Company’s receipt of relevant removal notice issued by the selling Investor in accordance with clause 3.2, resign without claiming compensation.

11.5

In addition to any requirements under any additional agreements which may be entered into by the parties to the Note Transfer, the purchaser shall use its reasonable endeavours to obtain the release of the selling Investor from any guarantee, security or other assurance given by the selling Investor on behalf of the Company before, or as soon as is reasonably practicable after, a Transfer of such Note, and pending such release shall indemnify and keep indemnified the selling Investor against any claims made in relation to those matters.

11.6	The Company shall register any Transfer of Notes made in accordance with this Agreement.

12.	TERMINATION

12.1	This Agreement shall continue in force until terminated in accordance with this clause 12.

12.2

Unless terminated earlier in accordance with other provisions, this Agreement shall terminate in respect of any Investor if at any time, as a result of a Transfer of any Note or Conversion Shares made in accordance with this Agreement, such Note and the Articles, or the payment in full of the outstanding principal amount of such Note and all accrued but unpaid interest thereon in accordance with such Note, that Investor holds no Note nor any Conversion Shares or the Company’s obligations under the Note are fully discharged, but without prejudice to any accrued rights which any other Party may have in respect of that Investor prior to termination, provided that the provisions of clause 14 shall survive any such termination with respect to such Investor as set forth below.

12.3

Any termination of this Agreement will not affect or impair any liabilities or obligations accrued as a result of any Party’s failure to comply with or fulfil any issues, undertakings or conditions hereunder.

13.	QUALIFIED LISTING

13.1

For the purposes of this Agreement, a “Qualified Listing” means an initial public offering of the Company’s shares and/or securities on (a) The New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the Hong Kong Stock Exchange (Main Board) (or any of their respective successors), or (b) only after prior consultation with the Significant C-Round Investors and those other Investors with capital market expertise in any relevant markets which request such consultation with respect to any proposed Qualified Listing, including with respect to (i) the funding needs of the Company, (ii) the amount of proceeds to be raised in any proposed Qualified Listing and the proposed use of these proceeds, and (iii) the market conditions for conducting an equity offering of the Company and outlook for such conditions at such time, any other internationally recognized stock exchange.

13.2

The Company shall procure the listing of the Conversion Shares held by the Investors at the same time as the Qualified Listing and, if applicable, the Investors shall be given customary registration rights in relation to the Conversion Shares held by it to the extent such rights are required to enable the Investors’ Conversion Shares to be traded on the relevant securities or stock exchange, subject to the applicable market stand-off periods under clause 10.5.

13.3

The rights and obligations of all Parties under this Agreement shall terminate when the Company completes a Qualified Listing; provided however, that (a) the rights and obligations of all Parties under this clause 13.3 and clauses 10.5, 13.2 and 14.2 shall survive the completion of any Qualified Listing and shall terminate after the expiration of the market stand-off period set forth in clause 10.5.1.3, and (b) such termination shall be without prejudice to any accrued rights which any Party may have prior to such termination.

14.	ANNOUNCEMENTS AND CONFIDENTIALITY

14.1

No announcement concerning this Agreement or the Transaction Documents shall be made by one Party (whether prior to or after the Closing Date) without the prior approval of the Company, except for such announcement as may be required by applicable Laws or the rules of a stock exchange binding on the relevant Party, in which event the disclosing Party shall notify the other Parties and take into consideration reasonable comments made by such other Parties.

14.2

In addition to the foregoing, the Parties understand and acknowledge that this Agreement, the Transaction Documents, the oral or written information exchanged between or obtained by the Parties and their Affiliates as a result of the Transaction Documents, the information related to any dispute arising from or in connection with the performance, interpretation, breach, termination or validity of the Transaction Documents are all Confidential Information. The Parties shall, and shall procure each of their representatives (including but not limited to any senior management staff, Director, employee, shareholder, agent and Affiliate), keep confidential and not disclose to any third party (excluding any shareholder, investor or potential investor, Affiliate and professional advisor of the Company or of the Investor) the Confidential Information unless:

14.2.1

the Confidential Information is or becomes generally available to the public other than as a result of a disclosure by a Party or its representatives in breach of any Transaction Documents to which such Party is bound or a third party source that was bound by a confidentiality agreement;

14.2.2	the Confidential Information was available to the Party or its representatives on a non-confidential basis prior to its disclosure by the other Parties hereto or its representatives; or

14.2.3

the Confidential Information is required to be disclosed under applicable Law, including but not limited to the disclosure made in accordance with any listing rule or any securities regulatory authority, in which case the Party having a disclosure obligation shall, at the reasonable time before the disclosure, consult other Parties over such disclosure and shall, as per the requirements of other Parties, seek possible confidential treatments for the Confidential Information subject to disclosure.

14.3

The restriction in this clause 14 shall continue to apply after the termination of this Agreement without limit in point of time, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the restricted Party.

15.	ADDITIONAL COVENANTS BY THE PARTIES

15.1	Each Party covenants with the others that so long as this Agreement remains in force and effect it will:

15.1.1	act in good faith in respect of this Agreement;

15.1.2	promptly execute and expedite all such documents as are required in respect of this Agreement;

15.1.3	promptly notify the other of all or any matters coming to its notice which may materially adversely affect the Company or its business; and

15.1.4	generally do all things necessary to give effect to this Agreement.

15.2	The Company shall, and each of the Ping An Shareholders and Tun Kung shall (to the extent it is able to within its powers as a Shareholder), during the term of this Agreement:

15.2.1	undertake all actions necessary to ensure that:

15.2.1.1

the articles of association or similar constitutional document of the Group Companies are amended to reflect the terms (insofar as permitted by applicable Laws) of this Agreement and the other Transaction Documents,

15.2.1.2

any amendments to the articles of association or similar constitutional document of any Group Company, or the Shareholders Agreement, which in each case (in the reasonable opinion of the Board) would or would be likely to have a disproportionate material adverse effect on any Investor (as compared, in each case, with the Shareholders or the other Investors), insofar as permitted by applicable Laws, shall not be approved and effected by the Company or any other Group Company unless such amendment has also been approved by holders in aggregate of at least seventy-five per cent (75%) of the aggregate outstanding principal amount of the Notes; provided that, for the avoidance of doubt, this clause 15.2.1.2 shall not apply to any amendment of any articles of association or similar constitutional document of any Group Company or the Shareholders Agreement which is required for a Qualified Listing, provided always that there shall be no change to the rights attaching to the Class A Ordinary Shares other than the removal of the liquidation preference as part of the conversion of all classes of Shares into Class A Ordinary Shares for the purposes of a Qualified Listing in a manner that affects all holders of Class A Ordinary Shares equally.

Notwithstanding anything to the contrary in this Agreement or the Shareholders Agreement, the Company shall not (insofar as permitted by applicable Laws), and each of the Ping An Shareholders and Tun Kung shall not (to the extent each is able within its powers as a Shareholder), during the term of this Agreement, propose or approve any amendment to the Articles, or take any action in connection therewith, that would result in the Articles conflicting or being otherwise inconsistent with this Agreement; provided that the Parties agree and acknowledge that the approval and adoption of the memorandum and articles of association of the Company in the form attached in Schedule 4 in connection with a Qualified Listing shall be permitted under this Agreement;

15.2.2	ensure that the Company maintains control over the management and operations of the Group Companies;

15.2.3	ensure that the Company or its Subsidiary shall at all times have the right by proxy or otherwise, to vote the outstanding equity interests of the Group Companies; and

15.2.4	ensure that any dividends declared and paid by the Company shall be paid to all of the Shareholders, in proportion to the number of Shares held by them.

15.3	Each of the Ping An Shareholders covenants with the Investors that it shall ensure that:

15.3.1	none of the terms and conditions of any of:

(a)	the Ping An Transactions; and

(b)

the call options granted to any member of the Ping An Group in respect of shares in Tun Kung, any of Tun Kung’s direct or indirect shareholders or Shanghai Lanbang Investment Company Limited (“Shanghai Lanbang”),

shall be amended in such a way as to change (i) the number of securities in Tun Kung, any of its direct or indirect shareholder(s) or Shanghai Lanbang to which any of such Ping An Transactions, or any call option granted to any member of the Ping An Group, relate and/or (ii) the circumstances in which such call options granted to any member of the Ping An Group may be exercised or the security granted pursuant to the Ping An Transactions may be enforced; and

15.3.2	none of:

(a)	the Ping An Call Option; and

(b)	any call option granted to any member of the Ping An Group in respect of shares in Tun Kung, any of Tun Kung’s direct or indirect shareholder(s) or Shanghai Lanbang,

shall be exercised if Tun Kung is not the shareholder of the Company with the largest holding of Shares or such exercise would, or would be reasonably likely to, result in Tun Kung ceasing to be the largest shareholder of the Company; and

15.3.3

no member of the Ping An Group (including without limitation any Ping An Shareholder) shall Transfer its Shares to any party if, immediately after the consummation of such Transfer, the Ping An Group, taken as a whole, would: (a) no longer be the largest group of Shareholders (through Ping An Shareholders or their respective Affiliates), other than Tun Kung; or (b) collectively hold (through Ping An Shareholders or their respective Affiliates) less than thirty-five per cent (35%) of the then outstanding Shares in issue, in each case, on an as-converted basis.

15.4

Notwithstanding any other provisions of this Agreement, Tun Kung covenants with the Investors that it shall not Transfer any Shares, or effect any agreement, arrangement or transaction, which would, or would be likely to, cause it to cease to be the shareholder of the Company with the largest holding of Shares.

15.5

Each of the rights and obligations of the C-round Lead Investor Affiliate under this Agreement may be exercised or fulfilled (as applicable) by the C-round Lead Investor on behalf of the C-round Lead Investor Affiliate. Notwithstanding the foregoing, in all circumstances, the liability of each of C-round Lead Investor and C-round Lead Investor Affiliate shall be several, and not joint or joint and several.

16.	NO PARTNERSHIP

Nothing contained in this Agreement shall be deemed to constitute a partnership between the Parties or any of them.

17.	ARTICLES

If there is a conflict or inconsistency between the provisions of this Agreement and the Articles, the Articles shall, subject to the Companies Law, be amended to reflect and be consistent with the provisions of this Agreement.

18.	SUCCESSORS IN TITLE

This Agreement shall be binding upon and enure for the benefit of each Party’s successors in title. This includes any successor to any Notes transferred in accordance with this Agreement or the Articles. No Party shall assign this Agreement without the written consent of the other Parties.

19.	AMENDMENT AND WAIVER

19.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

19.2

No waiver by any Party of any breach or non-fulfilment by any other Party of any provisions of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision, and no failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies of a Party under this Agreement are cumulative and not exclusive of any rights and remedies provided by Law.

20.	TIME OF ESSENCE

Unless otherwise expressly provided, time shall be of the essence of this Agreement both as to any time, date or period mentioned in this Agreement and to any time, date or period substituted by agreement of the Parties.

21.	NOTICES

21.1

All notices and other communications required or permitted hereby shall be in writing and addressed to the relevant recipient in the manner provided below, and shall be deemed to have been duly and sufficiently given only if: (a) delivered either personally by hand, or by an international courier service (which, in the case of notices or other communications to the C-round Lead Investor and the C-round Lead Investor Affiliate, provides delivery service in Qatar), and, in each case, (b) confirmed by email to the relevant recipient not less than 24 hours after such delivery.

21.2

Notices shall be deemed effective if given on a Business Day, in the manners prescribed in clause 21.1, by 1:30 p.m. in the place of receipt or on the following Business Day if completed after 1:30 p.m.

21.3	All notices and other communications to each of the Investors in relation to this Agreement should be addressed to the address of such Investor set forth opposite such Investor’s name in Schedule 1.

21.4	All notices and other communications to the Company in relation to this Agreement should be addressed to:

Lufax Holding Ltd

[***]

Attention: [***]

Email: [***]

With a copy to:

Attention: [***]

Email: [***]

All notices and other communications to An Ke in relation to this Agreement should be addressed to:

An Ke Technology Company Limited

[***]

Attention: [***]

Email: [***]

All notices and other communications to PAO in relation to this Agreement should be addressed to:

China Ping An Insurance Overseas (Holdings) Limited

[***]

Attention: [***]

Email: [***]

All notices and other communications to Tun Kung in relation to this Agreement should be addressed to:

Tun Kung Company Limited

[***]

Attention: [***]

Email: [***]

22.	SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (including the counterpart of any Additional Investor which executes and delivers such counterpart pursuant to the preamble hereto), each of which when executed by one or more of the Parties shall constitute an original but all of which shall constitute one and the same instrument. This Agreement may also be executed and delivered via electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The Parties agree that this Agreement shall become effective and be binding immediately as between such Parties on the Closing, and shall not be conditional on, or affected by, the entry into this Agreement by any Additional Investors.

24.	COSTS

Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.

25.	ENTIRE AGREEMENT

25.1	This Agreement and the other Transaction Documents constitute the entire agreement between the Parties in connection with its subject matter.

25.2	No Party has relied on any express or implied representation or warranty except as expressly set out in the Transaction Documents.

26.	FORCE MAJEURE

26.1

No Party shall be liable to the others or be deemed to be in breach of this Agreement by reason of any delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure was beyond that Party’s reasonable control (including without limitation, any strike, lockout or other industrial action, act of God, war or threat of war, accidental or malicious damage, prohibition or restriction by governments or other legal authority or other events recognized as force majeure events by normal international commercial customs).

26.2

A Party claiming to be unable to perform its obligations under this Agreement (either on time or at all) in any of the circumstances set out in clause 26.1 must immediately notify the other Parties of the nature and extent of the circumstances in question, and shall provide sufficient evidence for reasonable assessment by the other Parties of the occurrence and continuance of the events set out in clause 26.1 within fifteen (15) days after such occurrence.

26.3	This clause 26 shall cease to apply when such circumstances have ceased to have effect on the performance of this Agreement.

26.4

If any circumstance relied on by any Party for the purposes of this clause 26 continues for more than 180 days, the other Parties shall be entitled to terminate this Agreement by thirty (30) days’ notice.

27.	GOVERNING LAW AND DISPUTE RESOLUTION

27.1	This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to conflict of laws principles.

27.2

Disputes between the Parties shall be settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules, except as amended as follows:

27.2.1	there shall be three (3) arbitrators to be appointed in accordance with the HKIAC Rules;

27.2.2	the language to be used in the arbitral proceedings shall be English;

27.2.3

subject to the overall discretion of the arbitration tribunal, the costs of the arbitration, including the HKIAC’s and arbitrators’ fees and legal costs, shall be borne by the Party losing the arbitration;

27.2.4

while such dispute is being arbitrated under this clause 27.2, none of the Parties shall be permitted to disclose any information or details relating to such dispute without the written consent of the other Parties to the dispute, except (i) to the Parties’ professional advisors and the Parties’ Affiliates and their respective professional advisors; and (ii) as may be required by applicable Laws or under the rules of any securities exchange; and

27.2.5	other than the matter being disputed, the Parties shall continue to perform their respective obligations under this Agreement, which are not in dispute.

27.3	The award of the arbitration tribunal shall be final and binding. The Parties shall waive their rights of appeal, if any, to the extent allowed by Law.

28.	THIRD PARTY RIGHTS

Any person who is not a named party to this Agreement shall have no right under the Contract (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement.

THE COMPANY:

Executed for and on behalf of
Lufax Holding Ltd	)
陆金所控股有限公司		)
)
)
)

Signature	/s/ Renjie Li

Name (block
capitals)	RENJIE LI

[Signature Page to the Securityholders Agreement]

COMPANY SHAREHOLDERS:

Executed by AN KE TECHNOLOGY	)
COMPANY LIMITED	)
)
	)	Signature	/s/ Wang Shiyong

Name (block
		capitals)	WANG SHIYONG

Executed by CHINA PING AN	)
INSURANCE OVERSEAS	)
(HOLDINGS) LIMITED	)
	)	Signature	/s/ TUNG HOI

Name (block
		capitals)	TUNG HOI

Executed by TUN KUNG COMPANY	)
LIMITED	)
)
	)	Signature	/s/ Jingkui SHI

Name (block
		capitals)	JINGKUI SHI

[Signature Page to the Securityholders Agreement]

INVESTORS:

Executed by F3 Holding LLC	)
)
)
)
	)	Signature	/s/ AHMAD AL-KHANJI

Name (block
		capitals)	AHMAD AL-KHANJI

Executed by DIC Holding LLC	)
)
)
)
	)	Signature	/s/ ABDULAZIZ AL-SEHLAWI

Name (block
		capitals)	ABDULAZIZ AL-SEHLAWI

[Signature Page to the Securityholders Agreement]

Executed by HS Investments AP13)
Limited	)
)
)
	)	Signature	/s/ JOHN BISHOP

Name (block
		capitals)	JOHN BISHOP

Executed by HS Investments (A) L.P.	)
)
)
	)	Signature	/s/ MARK COFFELL

Name (block
		capitals)	MARK COFFELL

Executed by HS Investments (C) Limited	)
)
)
	)	Signature	/s/ MARK COFFELL,

Name (block
		capitals)	Mark COFFELL, AND ANTHONY TENNANT

		Signature	/s/ ANTHONY TENNANT

Name (block
		capitals)	ANTHONY TENNANT

[Signature Page to the Securityholders Agreement]

Executed by So Cheung Wing	)
)
)
)
	)	Signature	/s/ So Cheung Wing

Name (block
		capitals)	SO CHEUNG WING

5

Executed by Lux Holdings Limited	)
)
)
)
	)	Signature	/s/ ENA LEUNG

Name (block
		capitals)	ENA LEUNG

6

Executed by LionRock LJS L.P. )
By:	LionRock Capital GP Limited,	)
	its general partner	)
)
)
)
		)	Signature	/s/ DANIEL TSEUNG

Name (block
			capitals)	DANIEL TSEUNG

7

Executed by All-Stars PESP V Limited	)
)
)
)
	)	Signature	/s/ WEIDONG (RICHARD) JI

Name (block
		capitals)	WEIDONG (RICHARD) JI

8

Executed by
Macquarie Capital Asian Fintech Investments	)
Holdings LP acting by its general partner,	)
Macquarie ASEAN Technology Investments	)
Holdings GP Ltd.	)

By:	/s/ Colin Nestor
Name:	COLIN NESTOR
Title:	Director

By:	/s/ Glenn Mitchell
Name:	GLENN MITCHELL
Title:	Director

9

Executed by SBI Hong Kong Holdings	)
Co., Limited	)
)
)
	)	Signature	/s/ MIYAZAKI MAKOTO

Name (block
		capitals)	MIYAZAKI MAKOTO

Executed by SBI AI&Blockchain	)
Investment LPS	)
)
)
	)	Signature	/s/ Katsuya Kawashima

Name (block
		capitals)	Katsuya Kawashima

10

Executed by UBS AG, London Branch	)
)
)
	)	Signature	/s/ Lambda Li

Name (block
		capitals)	LAMBDA LI

		Signature	/s/ SAAD SLAOUI

Name (block
		capitals)	SAAD SLAQUI

11

Executed by Hermitage Galaxy Fund SPC on behalf of
Hermitage Fund Four SP	)
)
)
	)	Signature	/s/ Xiang Yuqiu

Name (block
		capitals)	XIANG YUQIU

12

Executed by Broad Street Principal	)
Investments L.L.C.	)
)
)
	)	Signature	/s/ Dom Totino

Name (block
		capitals)	DOM TOTINO

13

Executed by United Overseas Bank	)
Limited	)
)
)
	)	Signature	/s/ PEH KIAN HENG

Name (block
		capitals)	PEH KIAN HENG

14

Executed by Sabre Capital (Mauritius))
Limited	)
)
)
	)	Signature	/s/ Roshila Ramluggun

Name (block
		capitals)	ROSHILA RAMLUGGUN

		Signature	/s/ Sweeteeby Balloo

Name (block
		capitals)	SWEETEEBY BALLOO

15

Executed by Rajendra Singh 2011)
Florida Trust FBO	)
Hersh Raj Singh	)
)
)
	)	Signature	/s/ Neera Singh

Name (block
		capitals)	NEERA SINGH

Executed by Rajendra Singh 2011)
Florida Trust FBO	)
Samir Raj Singh	)
)
)
	)	Signature	/s/ Neera Singh

Name (block
		capitals)	NEERA SINGH

16

Executed by LMA SPC	)
for the account of Map 248)
Segregated Portfolio	)
)
)
	)	Signature	/s/ Aaron M. Nieman

Name (block
		capitals)	AARON M. NIEMAN

17

Executed by Aaron Nieman	)
)
)
	)	Signature	/s/ Aaron M. Nieman

Name (block
		capitals)	AARON M. Nieman

Executed by Blaine Marder	)
)
)
	)	Signature	/s/ BLAINE MARDER

Name (block
		capitals)	BLAINE MARDER

18

Executed by J.P. Morgan Securities	)
LLC	)
)
)
	)	Signature	/s/ Keith Canton

Name (block
		capitals)	KEITH CANTON

19

Executed by Generation Growth	)
Investors Limited	)
)
)
	)	Signature	/s/ Roy Kuan

Name (block
		capitals)	ROY KUAN

20

SCHEDULE 1:

INVESTORS OF THE COMPANY

Investor	Domicile and Registered Address	Address for Notices	Principal Amount of Note(s) (in USD)	Type of Note
F3 Holding LLC	Domicile: Qatar Registered address: [***]	[***]	$585,000,000	Optionally Convertible Note
DIC Holding LLC	Domicile: Qatar Registered address: [***]	[***]	$65,000,000	Optionally Convertible Note
HS Investments AP13 Limited	Domicile: Guernsey Registered address: [***]	[***]	$20,000,000	Optionally Convertible Note
So Cheung Wing	Domicile: Hong Kong	[***]	$168,000,000	Automatically Convertible Note
Lux Holdings Limited	Domicile: British Virgin Islands Registered address: [***]	[***]	$180,500,000	Optionally Convertible Note
LionRock LJS L.P.	Domicile: British Virgin Islands Registered address: [***]	[***]	$68,000,000	Optionally Convertible Note
All-Stars PESP V Limited	Domicile: British Virgin Islands Registered address: [***]	[***]	$50,000,000	Optionally Convertible Note
Macquarie Capital Asian Fintech Investments Holdings LP	Domicile: Cayman Islands Registered address: [***]	[***]	$32,925,000	Optionally Convertible Note
SBI Hong Kong Holdings Co., Limited	Domicile: Hong Kong Registered address: [***]	[***]	$5,000,000	Optionally Convertible Note
SBI AI&Blockchain Investment LPS	Domicile: Japan Registered address: [***]	[***]	$5,000,000	Optionally Convertible Note
HS Investments (A) L.P.	Domicile: Guernsey Registered address: [***]	[***]	$5,000,000	Optionally Convertible Note
HS Investments (C) Limited	Domicile: Guernsey Registered address: [***]	[***]	$10,000,000	Optionally Convertible Note

21

UBS AG, London Branch	Domicile: United Kingdom Registered address: [***]	[***]	$39,000,000	Optionally Convertible Note
			$8,000,000	Automatically Convertible Note
Hermitage Galaxy Fund SPC on behalf of Hermitage Fund Four SP	Domicile: Cayman Islands Registered address: [***]	[***]	$30,000,000	Optionally Convertible Note
Broad Street Principal Investments L.L.C.	Domicile: United States Registered address: [***]	[***]	$25,000,000	Optionally Convertible Note
United Overseas Bank Limited	Domicile: Singapore Registered address: [***]	[***]	$30,000,000	Optionally Convertible Note
Sabre Capital (Mauritius) Limited	Domicile: Mauritius Registered address: [***]	[***]	$500,000	Optionally Convertible Note
Rajendra Singh 2011 Florida Trust FBO Hersh Raj Singh	Domicile: United States of America Registered address: [***]	[***]	$2,500,000	Optionally Convertible Note
Rajendra Singh 2011 Florida Trust FBO Samir Raj Singh	Domicile: United States of America Registered address: [***]	[***]	$2,500,000	Optionally Convertible Note
LMA SPC for the account of Map 248 Segregated Portfolio	Domicile: Cayman Islands Registered address: [***]	[***]	$20,000,000	Automatically Convertible Note
Aaron Nieman c/o LH Capital Markets, LLC.	Domicile: United States of America Registered address: [***]	[***]	$500,000	Optionally Convertible Note
Blaine Marder c/o LH Capital Markets, LLC.	Domicile: United States of America Registered address: [***]	[***]	$200,000	Optionally Convertible Note
J.P. Morgan Securities LLC	Domicile: United States of America Registered address: [***]	[***]	$8,300,000	Automatically Convertible Note
Generation Growth Investors Limited c/o Maples Corporate Services (BVI) Ltd	Domicile: British Virgin Islands Registered Address: [***]	[***]	$1,000,000	Optionally Convertible Note

22

SCHEDULE 2:

DEED OF ADHERENCE

23

SCHEDULE 3:

FORM OF LOCK UP LETTER

24

SCHEDULE 4:

FORM OF ARTICLES IN CONNECTION WITH QUALIFIED LISTING

25